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                                                                    EXHIBIT 99.1

           GREYHOUND LINES ANNOUNCES PRIVATE OFFERINGS OF SECURITIES

DALLAS, TX (March 17, 1997) -- Greyhound Lines, Inc., (Amex: BUS) announced today that it is commencing two private offerings of its securities. The offerings are expected to be resold by the initial purchaser pursuant to Rule 144A under the Securities Act of 1933.

     Greyhound will be offering $150 million aggregate principal amount of a new class of senior notes and $60 million liquidation preference of a new class of convertible exchangeable preferred stock (plus up to an additional $9.0 million liquidation preference solely to cover over-allotments, if any). The net proceeds from these offerings will be used to retire certain long-term indebtedness of Greyhound, including its current outstanding 10% Senior Notes due 2001, to fund the Company's pending acquisition of Carolina Trailways, and to acquire certain real estate currently leased by the Company.

     The senior notes and convertible exchangeable preferred stock to be sold in the foregoing offerings will not and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

     Greyhound is the only nationwide provider of intercity bus transportation, serving more than 2,470 destinations with a fleet of approximately 2,000 buses. The Company also provides package express delivery service, charter service, and food service at certain terminals.